Exhibit (c)(vii)

Strictly confidential | © Macquarie Group Limited 1 Project Epsilon Special Committee Meeting Macquarie Capital May 2024

Intralot Overview

Standard General made their initial investment in Intralot in February 2023 through a Private Investment in Public Equity Transaction (PIPE) and continued to purchase shares through the remainder of 2023

- CQ Lottery LLC, under wholly-owned unrestricted subsidiary of Queen Casino & Entertainment (or the "QC&E"), owns **162.3mm shares**
  - CQ Lottery purchased **122.2mm shares** in February 2023
  - CQ Lottery obtained an additional **40.1mm shares** between February 2023 and December 2023
- CQ Lottery LLC is the lender under the loan agreement and would receive **34.3mm shares** as repayment of the loan provided to Socratis Kokkalis, Chairman & CEO of Intralot
- QC&E has not been required to obtain any lottery licenses in connection with its investment in Intralot
- Soo Kim and Mira Mircheva had to become licensed in Victoria, Australia in connection to their roles as directors of Intralot

Financial Profile


$457
$122
$434
$136
$402
$143
$384
$150
$411
$165
2021A
2022A
2023A
2024E
2025E
Revenue
Adj. EBITDA

Current Capitalization: As of 12/31/2023

Intralot - Current Capitalization ($ in millions)	Principal / Share Count	Outstanding / Share Value	% of Debt / Equity	% of EV	xEBITDA
	FYE 12/31/23				
Cash	**$123.6**	**$123.6**		**(11.7%)**	**0.9x**
Debt					
Revolver	$55.2	$0.0	0.0%		
Term Loan B	552.3	256.4	54.2%		
Supplemental Indenture	2.3	2.3	0.5%		
Bank Loan	254.1	214.6	45.3%		
Total Debt		**$473.3**	**100.0%**	**44.9%**	**3.3x**
Net Debt		*$349.7*			
Equity					
Standard General Ownership [(1)]	162.3	$189.3	26.9%		
Remaining Ownership [(2)]	441.8	515.4	73.1%		
Total Equity	**604.1**	**$704.7**	**100.0%**	**66.8%**	**4.9x**
Total Enterprise Value		**$1,054.4**		**100.0%**	**7.4x**
2023A Adj. EBITDA					**$143.0**

Sources: Company filings and announcements, Citizens and FactSet. (1) Does not reflect the shares Standard General would receive upon repayment of the loan to Socratis Kokkalis. (2) Represents the registered number of shares outstanding as of 12/31/2023 less Standard General Ownership.

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Strictly confidential | © Macquarie Group Limited 3 A APPENDIX Supplemental Information

Publicly Traded Comp Update

Trading Comp Update

($ in millions, except per share data)

Company	At Special Committee Meeting As of April 19, 2024 2024E	2025E	Current As of May 22, 2024 2024E	2025E	Delta 2024E	2025E
Bally's Corporation (Unaffected) [(1)]	**8.2x**	**7.5x**	**8.2x**	**7.5x**	**--x**	**--x**
US Regional Gaming Operators - Primary						
Boyd Gaming Corp	7.1x	7.0x	6.5x	6.4x	(0.6x)	(0.6x)
Caesars Entertainment Inc	8.3x	7.8x	8.1x	7.7x	(0.1x)	(0.1x)
Churchill Downs, Inc	11.6x	10.1x	12.7x	11.0x	1.1x	0.9x
Golden Entertainment Inc	7.6x	7.2x	6.8x	6.4x	(0.8x)	(0.8x)
Monarch Casino & Resorts, Inc	7.3x	7.1x	7.0x	6.8x	(0.3x)	(0.3x)
Penn Entertainment Inc	9.0x	7.0x	9.8x	7.3x	0.8x	0.3x
Median	**7.9x**	**7.2x**	**7.6x**	**7.1x**	**(0.3x)**	**(0.1x)**
Mean	**8.5x**	**7.7x**	**8.5x**	**7.6x**	**0.0x**	**(0.1x)**
International Interactive - Primary						
888 Holdings	5.1x	4.5x	5.2x	4.6x	0.1x	0.1x
Betsson AB	4.7x	4.2x	4.7x	4.3x	0.1x	0.1x
Entain plc	8.5x	8.0x	7.9x	7.4x	(0.6x)	(0.6x)
Flutter Entertainment plc	15.8x	12.5x	17.2x	13.6x	1.4x	1.1x
Lottomatica Group	5.3x	4.6x	5.1x	4.4x	(0.2x)	(0.2x)
Super Group Limited	4.4x	4.0x	7.1x	5.6x	2.7x	1.5x
Median	**5.2x**	**4.6x**	**6.2x**	**5.1x**	**1.0x**	**0.5x**
Mean	**7.3x**	**6.3x**	**7.9x**	**6.7x**	**0.6x**	**0.3x**

Sources: Public filings, equity research, FactSet as of 4/19/2024 and 5/22/2024. Notes: Metrics other than 2024E and 2025E lease adjusted EV / EBITDAR shown for informational reference only. Financials converted to USD using FX spot rate as of 4/19/2024 and 5/22/2024. Market cap calculated using basic shares outstanding as of 4/19/2024 and 5/22/2024 adjusted for equity incentive plans and in-the money equity options outstanding as of 12/31/2023. Net debt, lease liabilities, financing obligations, non-controlling interest, equity investments, and cash and cash equivalents as of 12/31/2023. (1) Reflects Bally's unaffected stock price and market cap as of 3/8/2024. Multiples based on consensus estimates.

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